Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Mirion Technologies, Inc. (formerly known as GS Acquisition Holdings Corp II) of our report dated December 10, 2021 relating to the financial statements, of Mirion Technologies, Inc. (formerly known as GS Acquisition Holdings Corp II), which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 8, 2022